Exhibit 10.40
Description of Non-Employee Director Compensation
As Amended on December 20, 2007
Retainers
     Each of our non-employee directors receives an annual retainer of $25,000 for his service as a director. The Lead Independent Director receives an additional annual retainer of $15,000, the Chairman of the Audit Committee receives an additional annual retainer of $12,500, the Chairman of the Compensation Committee receives an additional annual retainer of $7,500, the Chairman of the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500 and each member of the Audit Committee receives an additional annual retainer of $2,500.
     The additional annual retainers are cumulative for any director who serves in multiple capacities for which such director is entitled to more than one additional annual retainer (for example, because the Lead Independent Director also serves as Chairman of the Nominating and Corporate Governance Committee and currently is a member of the Audit Committee, he is entitled to receive an aggregate annual retainer of $50,000, equal to the base annual retainer of $25,000 plus an aggregate additional annual retainer of $25,000).
     All annual retainers are paid quarterly in arrears. For the quarters ended September 30, 2006 and December 31, 2006, the year ended December 31, 2007 and the year ending December 31, 2008, all of our non-employee directors have elected to receive 100% of their retainers in the form of deferred stock units (DSUs) rather than cash, pursuant to our Non-Employee Director DSU Program described below.
Meeting Fees
     Each non-employee director also receives $1,000 for each in person meeting of our Board of Directors or any committee thereof in which he participates and an additional payment of $500 for each telephonic meeting of our Board of Directors or any committee thereof in which he participates. The meeting fees apply to meetings of the Board, the Board’s three standing committees (i.e., Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) and any special committees established by the Board. For the quarters ended September 30, 2006 and December 31, 2006, the year ended December 31, 2007 and the year ending December 31, 2008, all of our non-employee directors have elected to receive 100% of their meeting fees in the form of DSUs rather than cash, pursuant to our Non-Employee Director DSU Program described below.

Non-Employee Director DSU Program
     On May 18, 2006, our Board of Directors adopted a Non-Employee Director DSU Program. The purposes of the Program are to: (i) enable us to conserve cash that otherwise would be used to pay retainers and meeting fees to our non-employee directors; and (ii) enable non-employee directors to obtain equity on a tax-deferred basis. In addition, the Non-Employee Director DSU Program further aligns participants’ interests with those of our stockholders.
     Elections to participate in the Program are made on an annual basis. A participating director receives a percentage (minimum of 25% and maximum of 100%) of the director’s retainers and meeting fees for the relevant year in the form of DSUs. Participating directors will select the percentage at the time of electing to participate in the Program for the relevant year. For 2006, the election deadline was June 17, 2006. Elections made for 2006 applied to retainers and meeting fees earned in the final two quarters of 2006. The election deadline applicable to 2007 and subsequent years is December 31 of the immediately preceding year.
     Each DSU represents the right to receive one share of our common stock in the future on the DSU “payout date,” as described below.
     On the fifth trading day of each calendar quarter, each participating director is granted fully vested DSUs equal in value to the amount of retainers and meeting fees earned for the immediately preceding quarter, based on the closing stock price on the date of grant.
     Ultimately, each director’s DSUs will be “paid out” to the director through the issuance to the director of a corresponding number of shares of our common stock. At the time of making an annual election to participate in the Program, the director selects as the “payout date” one of the following three options: (i) a predetermined date at least two years after the applicable election deadline (the date would be specified by the director in the director’s election form); (ii) the termination of the director’s service; or (iii) the earlier of (i) or (ii); provided, however, that if the termination of the director’s service occurs earlier than two years after the applicable election deadline, then any issuance of shares that would otherwise be triggered by such termination will be deferred until the date that is two years after the applicable election deadline. In any event, the “payout date” would be accelerated in the case of a change of control of the company or the director’s death. The director may elect to have a portion (up to 50%) of his DSUs settled in cash (rather than stock) to enable the director to pay taxes resulting from the share issuance.
     For the quarters ended September 30, 2006 and December 31, 2006, the year ended December 31, 2007 and the year ending December 31, 2008, all of our non-employee directors have elected to receive 100% of their retainers and meeting fees in the form of DSUs rather than cash.

     A copy of the Non-Employee Director DSU Program is attached as Exhibit 10.2 to the Current Report on Form 8-K that we filed with the SEC on May 22, 2006.
     In order to satisfy certain regulatory requirements in preparation for the planned listing of our common stock on The NASDAQ Capital Market, on August 6, 2007 we amended the Non-Employee Director DSU Program to impose a maximum 10-year term for the program (from the original adoption date, which was May 18, 2006) and establish a maximum number of shares that may be issued under the program, which is 400,000 shares.
Non-Employee Director RSU Program
     On December 20, 2007, the Board, at the recommendation of the Compensation Committee, adopted a Non-Employee Director Restricted Stock Unit Program (the “Director RSU Program”) under our 2004 Stock Incentive Plan to replace the prior Non-Employee Director Option Program, which the Board terminated. The Director RSU Program is subject to the terms and conditions of the 2004 Stock Incentive Plan. Under the Director RSU Program, each non-employee director initially elected or initially appointed to the Board after the effective date of the Director RSU Program will be granted $60,000 worth of RSUs on the first trading day after he or she joins the Board. In addition, each non-employee director who is reelected to the Board receives a grant of $40,000 worth of RSUs on the date of each annual meeting of stockholders at which he or she is reelected. No reelection grant is made to any director who has not served on the Board for at least six months prior to the reelection. To address the fact that there is a period of time between the Company’s prior annual director equity grant date of January 10 and the date of the 2008 Annual Meeting, on January 10, 2008 each non-employee director was granted $13,333 worth of RSUs. All RSUs granted under the Director RSU Program are valued based on the closing price of our common stock on the grant date. A copy of the Director RSU Program is attached as Exhibit 10.41 to our annual report on Form 10-K for the year ended December 31, 2007.
Expense Reimbursement
     Directors are reimbursed for reasonable expenses incurred in connection with serving as directors.